SORL AUTO PARTS ENHANCES ITS PRODUCT LINE THROUGH ACQUISITION

ZHEJIANG, China, September 1, 2010 -- SORL Auto Parts, Inc. (NASDAQ: SORL; “SORL” or “the Company”), a leading manufacturer and distributor of commercial vehicle air brake systems as well as related auto parts in China, today announced that on August 31, 2010, it purchased the assets of the hydraulic brake, power steering, and automotive electrical operations of the Ruili Group Co., Ltd. (“Ruili Group Auto Parts Division”).

As a result of this acquisition, SORL’s product offerings will expand to both commercial and passenger vehicles’ brake systems and other key safety-related auto parts. The Company expects the acquisition to create efficiencies in production, R&D and its sales network, and to enable SORL to streamline its management organization. Management expects the transaction to be accretive to both revenues and earnings.

The purchase price paid by SORL was RMB 170 million, or approximately $25 million. The acquisition price was based on a valuation of the purchased business performed by Asia’s leading appraisal company, DTZ Debenham Tie Leung Limited (“DTZ”). SORL acquired the assets for cash, using only current internal resources including cash on hand and the conversion into cash of some of SORL’s notes receivable. Half the purchase price was paid at closing with the other half due on or before September 30, 2010. The Company believes that the businesses acquired from the Ruili Group Auto Parts Division will generate approximately $35 million in revenues and approximately $4 million in net income in 2011.Meanwhile, SORL expects the acquisition to generate incremental free cash flow in both 2010 and 2011.

The Ruili Group Auto Parts Division was a part of The Ruili Group Co., Ltd., a private company engaged in several areas of business in addition to automotive parts. Following the acquisition, the combined operations will continue to operate under the SORL Auto Parts, Inc. name.  Mr. Xiao Ping Zhang, Chairman and CEO of SORL, is also the controlling shareholder of the Ruili Group.

Mr. Xiao Ping Zhang, Chairman and CEO of SORL, commented, “This acquisition will take advantage of the high-quality products and highly-regarded reputations of both companies.  We will be able to offer our customers, in both OEM and aftermarket segments, more high-quality products to fulfill their procurements from one trusted source. Both companies share the same vision and we are planning to combine our internal resources to create economies-of-scale that will strengthen SORL’s earnings and long-term shareholders’ value.”

SORL Auto Parts, Inc.

As China's leading manufacturer and distributor of automotive air brake systems and other related auto parts. SORL Auto Parts, Inc. ranked No. 1 for market share in the segment for commercial vehicles, such as trucks and buses. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 40 categories with over 1000 specifications in air brake system, air controlling system and others. The Company has four authorized international sales centers in Australia, UAE, India, and the United States. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will", "believes", "expects" or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov .

Contact Information

Ben Chen
Director of Investor Relations
+86 577 6581 7721
Email: ben@sorl.com.cn

Kevin Theiss
Grayling
+1 646 284 9409
Email: kevin.theiss@grayling.com